Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”), dated this 28th day of June, 2018, is made and entered into between Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Purchaser”), and BKEP Terminalling, L.L.C. a Texas limited liability company (“BKEP Terminalling”), BKEP Materials, L.L.C., a Texas limited liability company, (“BKEP Materials”) and BKEP Asphalt, L.L.C. (“BKEP Asphalt”; and along with BKEP Terminalling and BKEP Materials, the “Seller”). The Seller and Purchaser are sometimes individually referred to as a “Party” and sometimes collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Seller is the owner of certain asphalt terminals, storage tanks and related real property, contracts, Permits, assets and other interests located in Lubbock and Saginaw, Texas and Memphis, Tennessee, more particularly described on Schedule 1 attached hereto and specifically include the Owned Real Property, Leased Real Property, Personal Property and Permits, the “Terminal Assets”);

WHEREAS, the Seller desires to sell, and Purchaser desires to acquire, the Terminal Assets, upon the terms and subject to the conditions set forth below in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows (capitalized terms used herein and not otherwise defined shall have the meanings set forth on Appendix A):

ARTICLE 1: ASSET PURCHASE AND CASH AMOUNT

1.1.    Asset Purchase and Acquisition of the Terminal Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell and convey to Purchaser, and Purchaser shall acquire from the Seller, the Terminal Assets.

1.2.    Consideration. Subject to the terms and conditions set forth herein, at the Closing (i) in exchange for the sale by the Seller of the Terminal Assets, Purchaser agrees to pay to Seller the sum of Ninety Million and 00/100 Dollars ($90,000,000.00) (the “Terminal Consideration”).

1.3.    Costs and Adjustments.

(a)All utility costs and other operating expenses, rents, prepaid items and other similar items attributable to the Terminal Assets shall be prorated as of the time of Closing on the basis of the proportional number of days in the relevant determination period for such items, allocated to the Seller for all days through and including the Closing Date, and to Purchaser for all days after the Closing Date. To the extent known prior to the Closing Date, such amounts shall be apportioned as of the Closing Date, and the net amount thereof shall be added to or deducted from, as the case may be, the Terminal Consideration. Any such amounts which are not known or available for proration on the Closing Date shall be paid by Purchaser to the Seller, or the Seller to Purchaser, as applicable, as soon as practicable after such amount becomes available, but in no event later than 90 days after the applicable tax year that overlaps the Closing Date.

(b)The Purchaser, on one hand, and the Seller, on the other hand, shall pay and be responsible for fifty percent (50%) of all fees and charges and/or transfer Taxes applicable to the transfer of the Terminal Assets.

ARTICLE 2: CLOSING

2.1.    Time and Place of Closing. Consummation of the transactions contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller take place electronically on July 2, 2018, on the later of (a) the first business day after the conditions set forth in Article 7 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) and (b) such other date and time as to which the Parties agree in writing, in each case subject to the rights of the Parties under Sections 7.1 through 7.4. The date on which the Closing occurs is herein referred to as the “Closing Date.” The Closing shall be deemed effective as of 12:01 a.m., Central Time, on the Closing Date.

2.2.    Deliverables: At the Closing:

(a)	The Seller shall deliver (or cause to be delivered) to Purchaser:

(i)a duly executed Special Warranty Deed in the form attached hereto as Exhibit B providing for the assignment by the Seller to Purchaser of the Owned Real Property (the “Deed”) which provides for the conveyance of good and marketable title to the Owned Real Property to Purchaser, duly executed by the Seller and Purchaser;

(ii)a Bill of Sale and Assignment Agreement in the form attached hereto as Exhibit C (the “Bill of Sale and Assignment Agreement”), which provides for the conveyance, assignment and transfer of the Personal Property to Purchaser, duly executed by the Seller;

(iii)a certificate by the applicable Secretary of State, dated no earlier than 15 days prior to the Closing Date, as to the good standing (or its equivalent) of the Seller in its jurisdiction of formation and the location of the Terminal Assets;

(iv)a certificate, dated the Closing Date and signed by an authorized person of the Seller (as applicable), certifying as to the completeness and correctness of attached copies of (i) such person’s charter and governing documents (including amendments thereto), (ii) resolutions of such person (or its governing persons) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the signatories of the person executing this Agreement and any other certificate or document delivered in connection herewith on its behalf;

(v)a notice satisfying the requirements of Treasury Regulations § 1.1445-2(b)(2), in form and substance reasonably acceptable to Purchaser, duly executed by Seller;

(vi)all authorizations, consents and approvals required to be obtained by Seller (as set forth in Schedule 3.2(c)), in each case, which shall be in full force and effect (other than Permits required under applicable Environmental Laws);

(vii)a certificate, dated the Closing Date and signed by an authorized person of the Seller, certifying on behalf of the Seller that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied;

(viii)a signed counterpart to the Amended & Restated Omnibus Agreement, attached hereto as Exhibit D;

(ix)a signed counterpart to the Amendment to Storage, Throughput and Handling Agreement, attached hereto as Exhibit E; and

(x)such other documents requested by Purchaser that are reasonably necessary to consummate the transactions contemplated hereby.

(b)	Purchaser shall deliver (or cause to be delivered) to the Seller:

(i)the Transfer Consideration;

(ii)a certificate by the applicable Secretary of State, dated no earlier than 15 days prior to the Closing Date, as to the good standing (or its equivalent) of Purchaser in its jurisdiction of formation;

(iii)a certificate, dated the Closing Date and signed by an authorized person of Purchaser, certifying as to the completeness and correctness of attached copies of (i) Purchaser’s charter and organizational documents (including amendments thereto), (ii) resolutions of Purchaser (or its governing persons) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the signatories of the person executing this Agreement and any other certificate or document delivered in connection herewith;

(iv)a certificate, dated the Closing Date and signed by an authorized person of the Purchaser certifying that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied;

(v)a signed counterpart to the Amended & Restated Omnibus Agreement;

(vi)a signed counterpart to the Amendment to Storage, Throughput and Handling Agreement; and

(vii)such other documents requested by the Seller that are reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE 3: CERTAIN REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedules to this Agreement that make reference to a particular subsection of this Agreement to which exception is being taken, Seller hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date (except for such representations and warranties made as of a specific date) that:

3.1.    Existence and Good Standing. Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Texas.

3.2.    Authority, Validity, Effect and No Conflict; Consents.

(a)Seller has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Seller pursuant to all necessary authorization and is the legal, valid and binding obligation of Seller, enforceable against such Seller, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).

(b)Neither the execution of this Agreement, nor the performance by Seller of its obligations hereunder, will (i) violate or conflict with the organizational or governing documents of Seller or any Law or order, (ii) violate, conflict with or result in a breach or termination of, or otherwise give any person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any note, deed, mortgage, or other contract to which Seller is or by which the Terminal Assets are bound, or (iii) result in the creation or imposition of any Lien (other than Permitted Liens) with respect to, or otherwise have a materially adverse effect upon, the Terminal Assets.

(c)Except as set forth on Schedule 3.2(c) attached hereto, no consent, approval, Permit, governmental order, declaration or filing of or with, or transfer of any of the foregoing, or notice to, any person (including any Governmental Authority) is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.3.    Title.

Seller warrants to Purchaser that: (i) the Seller owns as of the date of this Agreement good and marketable fee simple title to the real property and the improvements thereon described on Schedule 3.3(a)(i) attached hereto (including all easements, rights-of-way, and other rights and privileges appurtenant thereto, collectively the “Real Property”); (ii) the Seller own as of the date of this Agreement good title in all personal property and other non-real estate assets included in the Terminal Assets (collectively, the “Personal Property”), which Personal Property is specifically described on Schedule 3.3(a)(ii) attached hereto, in each case free and clear of any Liens (other than Permitted Liens). Seller is not in material violation of any covenants, restrictions, or conditions of record with respect to Terminal Assets. Except as provided in this Agreement, Seller has not, (i) obligated itself in any manner whatsoever to sell, lease, or encumber (other than with a Permitted Lien) the Terminal Assets or any interest therein to any party, or (ii) granted any rights of first refusal or purchase options or similar rights regarding the Terminal Assets, and to Seller’s Knowledge no rights of first refusal or purchase options or similar rights regarding the Terminal Assets exist, except for those described on Schedule 3.3(a)(iii).

3.4.    No Violation. Except for Environmental Laws (which are the subject of Section 3.8), Seller and its affiliates have complied, and are now complying in all material respects with all Laws applicable to the ownership, use, and operation of the Terminal Assets.

3.5.    Litigation. There is no action, suit, proceeding, inquiry or investigation (any of the foregoing, an “Action”) before or brought by any Governmental Authority, now pending, or, to the Knowledge of Seller, threatened, against the Seller or any of its affiliates, in each case which might reasonably be expected, individually or in the aggregate, to result in a Seller Material Adverse Effect or to materially and adversely affect the performance by the Seller of its obligations under this Agreement.

3.6.    Broker, Finder, or Agent. Seller has not expressly or impliedly engaged any broker, finder, or agent with respect to any transaction contemplated by this Agreement.

3.7.    Orders. There are no (a) outstanding governmental orders against the Seller with respect to the Terminal Assets or otherwise related to any Terminal Assets that provide for injunctive relief, or (b) unsatisfied judgments, penalties or awards against or otherwise affecting any Terminal Assets.

3.8.    Environmental Matters. Except as would not reasonably be expected to have a Seller Material Adverse Effect:

(a)Seller with respect to the Terminal Assets and the Terminal Assets is and has been in compliance with all Environmental Laws.

(b)Except as specified in Schedule 3.8(b), Seller has not received any written or, to the Knowledge of Seller, oral notice of any claim alleging that Seller with respect to the Terminal Assets, or the Terminal Assets are in violation of or alleged to be in violation of, or are subject to any Liability arising under, any Environmental Law and no Action, order, judgment, injunction, consent agreement, decree, proceeding or, to the Knowledge of Seller, investigation arising under Environmental Law is pending as to the Seller with respect to the Terminal Assets or the Seller with respect to the Terminal Assets.

(c)To the Knowledge of Seller, no Hazardous Materials have been used, stored, disposed of or Released (and, to the Knowledge of Seller, no Release is currently threatened) on the Terminal Assets (including the Real Property) by the Seller or any other person, except in compliance with and so has not given rise to any Liability arising under Environmental Laws.

(d)Seller has not received any written information request or notice of potentially responsible party status regarding any location related to the Terminal Assets at which any Hazardous

Material for which the Seller (or any other person on behalf of Seller) has arranged for disposal, have come to be located or disposed.

(e)The Seller (i) has obtained all Permits (defined below) required under applicable Environmental Laws for the ownership or operation of the Terminal Assets, which Permits are listed on Schedule 3.8(e), including for the construction, ownership and operation of the Terminal Assets, and each such Permit is either in full force and effect or remains effective as a result of the timely filing of a renewal application and (ii) are and have been operating in compliance with all terms, conditions, and obligations imposed by such Permits.

(f)The Seller has furnished to Purchaser true and correct copies of all environmental audits, assessments, and reports and all other documents bearing on environmental, health or safety Liabilities relating to the Terminal Assets or past or current operations, properties or facilities of the Seller with respect to the Terminal Assets, in each case which are in its possession or under its reasonable control.

(g)Seller has not received written notice of any events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit, or proceeding by any private party or Governmental Authority or agency, against or affecting the Terminal Assets relating to Hazardous Materials or any Environmental Laws.

(h)The Seller, with respect to the Terminal Assets, a is in compliance with all spill prevention, control and countermeasure requirements, including planning requirements, under applicable Environmental Laws.

3.9.    Tax Matters. Except as set forth on Schedule 3.9 or as would not reasonably be expected to result in a Seller Material Adverse Effect: (a) all Tax Returns required to be filed (whether by the Seller or otherwise) on or prior to the Closing Date with respect to the Terminal Assets have been or will be timely filed, all such Tax Returns were or will be correct and complete in all material respects, and all Taxes due and payable or with respect to the Terminal Assets and by or with respect to any Seller have been or will be paid; (b) there are no Liens for Taxes other than Permitted Liens upon any of the Terminal Assets; (c) there is no claim or adjustment pending, and no written assessment has been proposed, by any Governmental Authority in connection with any Tax relating to the Terminal Assets; (d) no Tax Returns relating to the Terminal Assets are under audit, examination, written inquiry, or other proceeding by any Governmental Authority, and the Seller has not received any written notice from any Governmental Authority indicating an intent to open an audit or other review with respect to Taxes relating to the Terminal Assets; (e) the Seller (with respect to the Terminal Assets) is not a party to any Tax allocation, indemnification or sharing arrangement (other than arrangements that principal purpose of which is not Tax-related); (f) no written claim has ever been made in a jurisdiction where Tax Returns or Taxes relating to the Terminal Assets have not been filed or paid to the effect that Seller may be subject to taxation by that jurisdiction with respect to the Terminal Assets; (g) Seller (with respect to the Terminal Assets) has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed; and (h) Seller (with respect to the Terminal Assets) has no Liability for the Taxes of any person under Treasury Regulations § 1.1502-6 (or any similar provision of state, local, or

non-U.S. Law) other than a member of the consolidated group the common parent of which is Ergon, Inc., as a transferee or successor, by contract, or otherwise.

3.10.	Real Property.

(a)With respect to each parcel of Real Property:

(i)the Seller has delivered to Purchaser copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller with respect to such parcels;

(ii)except as set forth on Schedule 3.10(a), Seller has not leased or otherwise granted to any person the right to use or occupy such Real Property or any portion thereof; and

(iii)there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Real Property or any portion thereof or interest therein.

(b)Seller has not received any written notice of, and to the Knowledge of Seller, there are no, (i) violations of building codes and/or zoning ordinances or other Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated.

3.11.	Employment Matters; Employee Benefits.

(a)Schedule 3.11(a) contains a list of all persons who are employees, independent contractors, or consultants providing services in connection with the Terminal Assets as of the date hereof (“Terminal Employees”), and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus, or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. All compensation, including wages, commissions, and bonuses payable to such Terminal Employees for services performed on or prior to the date hereof have been paid in full and, except as set forth on such schedule there are no outstanding agreements, understandings or commitments of the Seller with respect to any compensation, commissions, or bonuses of such persons. All Terminal Employees characterized and treated by the Seller, as applicable, as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All Terminal Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified in all material respects.

(b)There are no labor unions presently representing or, to the Knowledge of Seller, engaged in any organizing activity with respect to any Terminal Employee. Except as would not reasonably be expected to have a Seller Material Adverse Effect, there has not within the last three years been, there is not presently pending or existing, and , to the Knowledge of Seller, there is not threatened in writing, any (i) strike, slowdown, picketing, or work stoppage by Terminal Employees, (ii) any material charge or complaint filed by an employee, union or other labor organization with any labor relations board, (iii) application for certification of a collective bargaining agent for one or more groups of Terminal Employees; (iv) Actions by any Governmental Authority with respect to the employment practices of the Seller and its affiliates with respect to the Terminal Employees for which any Seller or the subsidiaries of the Seller could have any liability; or (v) Actions by current or former Terminal Employees for matters arising out of their employment, termination or resignation therefrom for which the Seller or the subsidiaries of the Seller could have any liability. Except as would not reasonably be expected to have a Seller Material Adverse Effect, the Seller and its affiliates are in compliance with all applicable Laws with respect to employment, employment practices, labor, and the terms and conditions of employment, including workplace discrimination and harassment, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, plant closures and layoffs, severance and wages and hours, and are not engaged in any unfair labor practice, in each case, with respect to the Terminal Employees.

(c)None of the following events has occurred or exists: (i) except as would not reasonably be expected to have a Seller Material Adverse Effect, a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Seller Plan determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or, to the Knowledge of Seller, an investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal, state or foreign governmental or regulatory agency with respect to the employment or compensation of any Terminal Employee that would reasonably be expected, individually or in the aggregate, to result in a Seller Material Adverse Effect; or (iii) any breach of any contractual obligation, or any violation of Law or applicable qualification standards, with respect to the employment or compensation of any Terminal Employee that would reasonably be expected, individually or in the aggregate, to result in a Seller Material Adverse Effect. None of the following events has occurred: (i) a material increase in the aggregate amount of contributions required to be made to all Seller Plans in the current fiscal year of the Seller and its affiliates compared to the amount of such contributions made in the Seller’s most recently completed fiscal year; (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Seller or its affiliates in respect of the Terminal Employees compared to the amount of such obligations in the Seller’s most recently completed fiscal year; (iii) any event or condition giving rise to a liability under Title IV of ERISA in respect of the Terminal Employees that might reasonably be expected, individually or in the aggregate, to result in a Seller Material Adverse Effect; or (iv) the filing of a claim by one or more Terminal Employees or former employees of the Seller, or its affiliates related to its or their employment with respect to the Terminal Assets that might reasonably be expected, individually or in the aggregate, to result in a Seller Material Adverse Effect.

3.12.    Permits.    Except for Permits required under applicable Environmental Laws (which are the subject of Section 3.8(e)):

(a)The Seller possesses, as of the date of this Agreement, all material permits, licenses, approvals, consents and other authorizations (collectively, “Permits”) issued by the appropriate federal, state, local, or foreign regulatory agencies or bodies necessary to conduct the business of the Terminal Assets as currently operated and as operated prior to the Closing, which Permits are set forth on Schedule 3.12.

(b)Except as set forth on Schedule 3.12, as of the Closing, Seller will possess the Permits necessary to conduct the business of the Terminal Assets as currently operated and as operated prior to the Closing. The Seller and its affiliates are in material compliance with the terms and conditions of all such Permits.

(c)All Permits referenced in clauses (a) and (b) above are valid and in full force and effect. Neither the Seller nor its affiliates have received any notice of proceedings relating to the revocation or material modification of any such Permits.

3.13.	Certain Disclaimers.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED.

(b)THE SELLER ACKNOWLEDGES THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 4 OR ARTICLE 5, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, BY PURCHASER.

(c)FOR PURPOSES OF CLARITY, NOTHING IN THIS SECTION 3.13 IS INTENDED TO LIMIT THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY IN ANOTHER WRITTEN AGREEMENT EXECUTED BY SUCH PARTY IN CONNECTION HEREWITH, INCLUDING WITHOUT LIMITATION THE TRANSFER DOCUMENTS.

(d)Non-Reliance: Except as expressly set forth in Article 3 (and the related portions of Seller’s Disclosure Schedules and Exhibits expressly referenced in Article 3), neither Seller nor any other Person has made any representation or warranty (express or implied) of any kind (including as to accuracy or completeness) on behalf of Seller or its Affiliates with respect to the Purchased Assets, Seller, its Affiliates or their respective operations and/or any matter relating thereto and Purchaser hereby expressly disclaims reliance on any representation or warranty (express or implied) of any kind (including as to accuracy or completeness) except for those representations and warranties expressly set forth in Article 3 (and the related portions of Seller’s Disclosure Schedules and Exhibits expressly referenced in Article 3). Purchaser acknowledges and agrees that, in making its decision to enter into this Agreement, Purchaser is relying exclusively on (A) its own independent investigation, inspection, examination, review, analysis and determination, and (B) the representations and warranties expressly set forth in Article 3 (and the related portions of Seller’s Disclosure Schedules and Exhibits expressly referenced in Article 3).

ARTICLE 4: CERTAIN REPRESENTATIONS AND WARRANTIES REGARDING PURCHASER

Except as set forth in the Schedules to this Agreement that make reference to a particular subsection of this Agreement to which exception is being taken, the Purchaser hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date (except for such representations and warranties made as of a specific date) that:

4.1.    Existence and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.

4.2.    Validity and Enforceability. Purchaser has all requisite authority and full legal capacity to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Purchaser pursuant to all necessary authorizations and is the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to General Enforceability Exceptions.

4.3.    No Conflict; Consents.

(a)Neither the execution of this Agreement, nor the performance by Purchaser of its obligations hereunder, will (i) violate or conflict with the organizational or governing documents of Purchaser or any Law or order, or (ii) violate, conflict with, or result in a breach or termination of, or otherwise give any person additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of, any note, deed, mortgage, or other contract to which Purchaser is bound.

(b)Except as set forth on Schedule 4.3(b) attached hereto, no consent, approval, Permit, governmental order, declaration or filing of or with, or transfer of any of the foregoing, or notice to, any person (including any Governmental Authority) is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act.

4.4.    Broker, Finder, or Agent. Purchaser has not expressly or impliedly engaged any broker, finder, or agent with respect to any transaction contemplated by this Agreement.

4.5.    Certain Disclaimers.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 4, PURCHASER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED.

(b)PURCHASER ACKNOWLEDGES THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 3, THERE ARE NO REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, BY THE SELLER.

(c)FOR PURPOSES OF CLARITY, NOTHING IN THIS SECTION 4.5 IS INTENDED TO LIMIT THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY IN ANOTHER WRITTEN AGREEMENT EXECUTED BY SUCH PARTY IN CONNECTION HEREWITH, INCLUDING WITHOUT LIMITATION THE TRANSFER DOCUMENTS.

ARTICLE 5: RESERVED

ARTICLE 6: PRE-CLOSING COVENANTS

6.1.    Conduct of Business.

Following the execution of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except as specifically contemplated or permitted by this Agreement or to the extent that Purchaser shall otherwise consent in writing, the Seller shall operate the Terminal Assets in, and not take any action with respect to or otherwise affecting the Terminal Assets except in, the ordinary course of business and in a manner consistent in all material respects with past practice. Without limiting the foregoing, from the execution of this Agreement and continuing until the earlier of the Closing and the termination of this Agreement in accordance with its terms, without the prior written consent of the Partnership (which shall not be unreasonably withheld, delayed or conditioned), the Seller shall not:

(a)sell, lease, pledge, encumber or otherwise dispose of, or agree to sell, lease, pledge, encumber, grant, or permit a Lien (other than a Permitted Lien on) or otherwise dispose of any of the Terminal Assets; provided that the Seller may sell, dispose of or otherwise remove Personal Property (a) temporarily for purposes of repair, or (b) that is obsolete or no longer fit for its intended purpose in each case, provided that, to the extent required for the operation of the Terminal Assets, the Seller procure replacements for such Personal Property;

(b)enter into any transaction, take any action or fail to take any action which could reasonably be expected to have any Seller Material Adverse Effect;

(c)fail to preserve and maintain all Permits required for the operation (as currently conducted), ownership and use of the Terminal Assets;

(d)fail to maintain the properties and assets included in the Terminal Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; or

(e)amend, modify, waive any material right or obligation under or transfer any material rights under any Lease, other than in the ordinary course of business consistent with past practice.

6.2.	Access.

(a)Between the date hereof and the Closing Date, the Seller shall, upon written request of Purchaser (which may be by e-mail to a representative designated by such Party), be granted reasonable access to the assets and records of the Seller for the purpose of conducting reasonable due diligence and integration review. Notwithstanding the foregoing, no invasive inspection or sampling of soil or materials shall be performed without the prior written consent of the Seller. Purchaser shall, to the extent it is granted access, abide by the Seller’ safety rules, regulations, and operating policies while conducting its due diligence and integration planning evaluation.

(b)The access granted to Purchaser under this Section 6.2 shall be limited to the

Seller’ normal business hours, and the investigation shall be conducted in a manner that minimizes interference with the operation of the Seller. Purchaser shall coordinate its access rights with the Seller to reasonably minimize any inconvenience to or interruption of the conduct of the businesses of the Seller.

(c)Each Party acknowledges that, pursuant to its right of access, Purchaser will become privy to confidential and other information of the Seller and that such confidential information (which includes the Purchaser’s conclusions with respect to its evaluations) shall be held confidential.

(d)In connection with the rights of access, examination and inspection granted to the Parties under this Section 6.2, PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS THE SELLER FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY, DEATH, PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER’S RULES, REGULATIONS, OR OPERATING POLICIES WHICH ARE PROVIDED TO PURCHASER PRIOR TO THE APPLICABLE INSPECTION, TO THE EXTENT ARISING OUT OF OR RESULTING FROM ANY ACT OR OMISSION OF PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER PURSUANT TO THIS SECTION 6.2.

6.3.    Closing Conditions. Each Party shall (i) as promptly as is reasonably practicable, diligently use all commercially reasonable efforts to cause the closing conditions in this Agreement to be satisfied prior to the End Date and (ii) coordinate and cooperate with the other Party in providing such information and supplying such assistance as may be reasonably requested by such other Party in connection with the foregoing.

6.4.    Title Commitments. The Seller shall, within 10 days following the execution of this Agreement, deliver to Purchaser (i) to the extent requested by Purchaser, a current commitment for the issuance to Purchaser of an owner policy of title insurance for the Real Property (“Title Commitment”) issued by a title company designated by the Seller for the jurisdiction in which the Real Property is situated (“Title Company”) and (ii) a survey of the Real Property (whether one or more, the “Survey”) to the extent requested by Purchaser prepared by a surveyor designated by the Seller and licensed in the applicable jurisdiction. Purchaser may request that the Title Company issue an owner’s policy of title insurance (which shall be reasonably acceptable to Purchaser in form and substance) with respect to that portion of the Real Property covered by the Title Commitment issued by the Title Company (the “Title Policy”). The Seller shall reasonably cooperate with the Title Company in connection with the issuance of the Title Policy, including the execution and delivery of customary owner’s affidavits in form and substance satisfactory to the Seller. The cost of the Title Commitment, Title Policy, and Survey shall be shared equally by Purchaser, on one hand, and the Seller, on the other hand.

6.5    Terminal Employees.

(a)Purchaser shall have the right (but not the obligation) to make or to cause an Affiliate to make offers to employ any Terminal Employee (other than the Terminal Employees listed on Schedule 6.5(a)). Such offers, if any, shall be conditioned upon consummation of Closing and made within twenty (20) days following the Execution Date. Each such offer (i) shall provide for (A) an annualized base salary or base hourly pay rate, as applicable (“Wages”), at least equal to the annualized base salary or base hourly pay rate for such Employee as disclosed pursuant to Section 6.5(d), and (B) a period of at least three (3) days in which such Terminal Employee may accept or reject such offer, and (ii) shall be subject only to satisfaction of the Designated Employer’s pre-hiring drug test, background check and other screening. The entity with which post-Closing employment is offered to an Employee pursuant to this Section 10.11(a) is referred to as the “Designated Employer.” The Designated Employer shall not reduce any Continuing Employee’s Wages for at least twelve (12) months following the Closing Date, provided that the Continuing Employee is employed by the Designated Employer during such period. In the event the Designated Employer terminates the employment of a Continuing Employee for reasons other than cause, as reasonably determined by the Designated Employer, prior to the end of the twelve (12)-month period immediately following the Closing Date (the “Severance Period”), the Designated Employer shall provide such terminated Continuing Employee with a severance payment in an amount that totals the regular Wages that such Continuing Employee would have earned from the day after the date of such employment termination through the end of the Severance Period, less applicable withholdings and deductions, had the Continuing Employee’s employment not terminated prior to the end of the Severance Period (the “Severance Payment”); provided, however, that (i) such Severance Payment will not be payable pursuant to this Section 6.5(a) to the extent that the payment of such Severance Payment would result in the duplication of benefits between this Section 6.5(a) and the applicable severance plan, policy or arrangement, if any, of the Designated Employer or its Affiliate, and (ii) such Severance Payment shall be contingent upon Continuing Employee’s execution, and non-revocation, of a general release and waiver agreement in a form acceptable to the Designated Employer (“Release Agreement”). Any such Severance Payment shall be made by the Designated Employer within ten (10) business days of the Release Agreement becoming effective and irrevocable.

(b)Subject to applicable Laws, the Seller will use commercially reasonable efforts to make the Terminal Employees (other than the Terminal Employees listed on Schedule 6.5(a)) available to Purchaser or its designee or an Affiliate of Purchaser or its designee for an employment interview. All employment interviews will be conducted as expeditiously as possible following the Execution Date, but in no event later than twenty (20) following the Execution Date.

(c)At least five (5) days prior to the anticipated Closing Date, Purchaser shall deliver to the Seller a list of the Terminal Employees who have accepted employment with the Designated Employer (each such individual who accepts such employment offers is referred to as a “Continuing Employee”), and any Terminal Employee who has rejected an offer of employment with the Designated Employer. Seller shall not take any act (or omit to take any act) that has the intent or effect of discouraging a Terminal Employee from accepting an offer of employment with the Designated Employer as contemplated by Section 6.5(a). No later than the day immediately preceding the Closing Date, the Seller shall, or shall cause its applicable Subsidiary to, take all necessary actions to (i) terminate the employment of each Terminal Employee, with such termination conditioned upon the occurrence of the Closing and effective as of the time immediately prior thereto, and (ii) waive and release any confidentiality, non-competition, non-disclosure and similar agreements between the Seller and each Continuing Employee that would restrict or encumber such Continuing Employee’s ability to perform his or her duties as an employee of the Designated Employer.

(d)On the Execution Date, the Seller shall provide Purchaser a listing for the Terminal Employees that sets forth, in addition to the information set forth on Schedule 3.11(a), with respect to each such individual, his or her: name, status as exempt or non-exempt under the FLSA, annualized base salary or hourly rate of pay, (as applicable), bonuses and other compensation received in 2017 and for which he or she is eligible in 2018, details of any applicable visa, and leave status (including expected date of return) and any other information that Purchaser may reasonably request from the Seller in order to satisfy the employment offer terms described in Section 6.5(a).

(e)Purchaser shall pay Non-Offer Severance Payments to any Terminal Employee (other than the Terminal Employees listed on Schedule 6.5(a)) who does not receive an offer of employment pursuant to Section 6.5(a) and who satisfies the conditions to receive a Non-Offer Severance Payment as set forth below. Prior to Closing, the Seller shall take all actions reasonably necessary to arrange payroll processing of such severance in accordance with the payment timing set forth below. The “Non-Offer Severance Payment” applicable to each applicable Terminal Employee shall be equivalent to: (i) one (1) times such Terminal Employee’s annualized base salary, as disclosed pursuant to Section 6.5(d), if the Terminal Employee is a salaried employee as of the Execution Date or (ii) an amount equal to the product of (A) 2,000 and (B) the Terminal Employee’s hourly rate of pay, as disclosed pursuant to Section 6.5(d), if the Terminal Employee is not a salaried employee as of the Execution Date. The Non-Offer Severance Payment shall be (i) contingent upon the Terminal Employee’s timely execution, and non-revocation, of a Release Agreement and (ii) paid in a single lump sum, less applicable withholdings and deductions, no earlier than the day the Release Agreement becomes effective and irrevocable and not later than ten (10) business days following the date the Release Agreement becomes effective and irrevocable.

(f)Purchaser covenants that the Designated Employer shall provide to each Continuing Employee, for the portion of the twelve (12)-month period following the Closing Date in which such Continuing Employee is employed by the Designated Employer, employee benefits that are, in the aggregate, substantially comparable to those offered by the Designated Employer to its similarly situated employees. Purchaser covenants that effective as of the Closing Date, the Designated Employer shall recognize years of service with the Seller (together with any predecessors thereof that previously employed such Continuing Employee and as to which the Seller have recognized such years of service) for purposes of determining such Continuing Employee’s eligibility to participate in and vesting under any and all applicable plans or policies of the Designated Employer (other than any defined benefit plans and equity and incentive arrangements); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(g)To the extent the Designated Employer provides welfare benefit plans (as defined in Section 3(1) of ERISA) to similarly situated employees, Purchaser covenants that effective as of the Closing Date, the Designated Employer shall, to the extent permitted under applicable Law and the terms of the applicable welfare benefit plans, (A) ensure that each Continuing Employee and any dependent covered by Company’s welfare benefit plans shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions to the extent any such exclusions or limitations were waived or were inapplicable under the analogous Seller Benefit Plan immediately prior to the Closing Date, and (B) credit the expenses of each Continuing Employee which were credited toward deductibles, co-payments or out-of-pocket maximums for the year in which the Closing Date occurs under the applicable Seller Benefit Plan against satisfaction of any deductibles, co-payments or out-of-pocket maximums for the year in which the Closing Date occurs under the Designated Employer’s welfare benefit plan for each Continuing Employee.

(h)The provisions of this Section 6.5 are solely for the benefit of the Parties and nothing in this Section 6.5, express or implied, shall confer upon any Terminal Employee or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.5, express or implied, shall be (i) deemed an amendment of any employee benefit plan providing benefits to any Employee, or (ii) construed to prevent Purchaser or any of its Affiliates (including the Designated Employer) from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser or any of its Affiliates may establish or maintain.

ARTICLE 7: CONDITIONS TO CLOSING AND CERTAIN AGREEMENTS OF THE PARTIES; TERMINATION

7.1.    Conditions to Closing of all Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition: No Law, injunction or award restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force.

7.2.    Conditions to Closing of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)Other than Seller’s Core Representations, the representations and warranties of Seller contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), in each case except for such breaches, if any, as have not had a Seller Material Adverse Effect; provided, that, for solely purposes of determining whether any such representation or warranty is true and correct for purposes of this sentence, all qualifications as to materiality and Seller Material Adverse Effect and shall be disregarded. Seller’s Core Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); provided, that, for solely purposes of determining whether any such representation or warranty is true and correct for purposes of this sentence, all qualifications as to materiality and Seller Material Adverse Effect and shall be disregarded.

(b)All of the agreements and covenants required by this Agreement to be performed or complied with by the Seller on or before the Closing Date shall have been performed or complied with in all material respects.

(c)From and after the date of this Agreement until the Closing Date, there shall not have occurred any Seller Material Adverse Effect.

(d)The Seller, as applicable, shall have obtained all consents, approvals, waivers, and authorizations and given all notices described in Schedule 3.2(c) and designated thereon as “Required Consents”.

(e)The Title Company shall have issued to Purchaser, effective as of Closing, the Title Policy requested by Purchaser pursuant to Section 6.4.

7.3.    Conditions to Closing of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)Other than Purchaser’s Core Representations, the representations and warranties of Purchaser contained in this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), in each case except for such breaches, if any, as have not had an Purchaser Material Adverse Effect; provided, that, for solely purposes of determining whether any such representation or warranty is true and correct for purposes of this sentence, all qualifications as to materiality and Purchaser Material Adverse Effect and shall be disregarded. Purchaser’s Core Representations shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects); provided, that, for solely purposes of determining whether any such representation or warranty is true and correct for purposes of this sentence, all qualifications as to materiality and Purchaser Material Adverse Effect and shall be disregarded.

(b)All of the agreements and covenants required by this Agreement to be performed or complied with by Purchaser and the Partnership on or before the Closing Date shall have been performed or complied with in all material respects.

(c)From and after the date of this Agreement until the Closing Date, there shall not have occurred any Purchaser Material Adverse Effect.

(d)Purchaser shall have obtained all consents, approvals, waivers, and authorizations and given all notices described in Schedule 4.3(b), and designated on such Schedules as “Required Consents”.

7.4.    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of the Seller and Purchaser;

(b)by Purchaser by written notice to the Seller if:

(i)Purchaser is not then in material breach of any provision of this Agreement and there has been a breach or failure to perform any representation, warranty, covenant or agreement made by the Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1 or 7.2 and such breach, inaccuracy or failure has not been cured by the Seller within 30 days of Seller’s receipt of written notice of such breach from Purchaser;

(ii)any of the conditions set forth in Section 7.1 or 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 15, 2018 (the “End Date”), provided, however, that neither Purchaser shall be entitled to terminate this Agreement under this Section 7.4(b)(ii) if Closing has not occurred because Purchaser has materially breached its covenants or agreements hereunder; or

(iii)if any Governmental Authority shall have issued any Law, injunction or award restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or other action shall have become final and non-appealable.

(c)by the Seller by written notice to Purchaser if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been no breach or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1 or 7.3 and such breach, inaccuracy or failure has not been cured by Purchaser within 30 days of Purchaser’s receipt of written notice of such breach from the Seller; or

(ii)any of the conditions set forth in Sections 7.1 or 7.3 shall not have been fulfilled by the End Date, provided, however, that the Seller shall not be entitled to terminate this Agreement under this Section 7.4(c)(ii) if Closing has not occurred because any Seller has materially breached its covenants or agreements hereunder;

(iii)if any Governmental Authority shall have issued any Law, injunction or award restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or other action shall have become final and non-appealable; or

7.5.    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall become void and of no further force or effect and no Party shall have any further right or obligation under this Agreement, except (a) that nothing herein shall relieve a Party from any liability for any Willful Breach of this Agreement occurring prior to the date of termination of this Agreement and (b) the provisions of Section 6.2(c), this Section 7.5 and Article 9, which shall continue in full force and effect.

7.6.    Tax Matters.

Except in respect of transfer Taxes, which shall be governed by Section 1.3(b), Seller shall pay all Taxes arising out of the ownership and operation of the Terminal Assets through the Closing Date, and Purchaser shall pay all Taxes arising out of the ownership and operation of the Terminal Assets after the Closing Date. When it is necessary to allocate Taxes under this Section 7.6, ad valorem, property or other similar Taxes shall be allocated based on a prorated daily basis, Taxes imposed on transactions shall be allocated to the date of the transaction giving rise to the Tax, and all other Taxes shall be allocated based on an interim closing of the books as of the end of the Closing Date.

ARTICLE 8: REMEDIES

8.1.    Indemnification by Purchaser. From and after the Closing, and to the fullest extent permitted by Law, Purchaser shall indemnify, defend, and hold harmless the Seller, their successors and assigns, their parents, affiliates and subsidiaries, and its partners, managers, members, directors, shareholders, officers, employees, agents, representatives, contractors, and subcontractors, (in each case specifically excluding Purchaser) (collectively, the “Seller Indemnified Persons”) from and against any and all Liabilities, Actions, losses, strict liability claims, demands, judgments, orders, fines, penalties, damages, expenses (including reasonable attorneys’ and consultants’ fees), costs, environmental assessment and remediation costs asserted by any person (collectively, the “Losses”), arising from or relating to the following:

(a)the business and operations of the Terminal Assets, and the ownership and use of the Terminal Assets by the Purchaser or its affiliates, in each case after the Closing and to the extent such Losses are not Seller Responsibilities;

(b)any inaccuracy or breach of a representation or warranty of Purchaser contained in this Agreement (including any Schedule) or any certificate delivered pursuant hereto;

(c)any breach of any covenant or agreement of Purchaser contained in this Agreement; and

(d)any Taxes for which Purchaser is responsible under this Agreement;

EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF A SELLER INDEMNIFIED PERSON, but excepting in each case Losses against which Seller would be required to indemnify a Purchaser Indemnified Person under Section 8.2.

8.2.    Indemnification by Seller. From and after the Closing, and to the fullest extent permitted by Law, Seller shall indemnify, defend, and hold harmless Purchaser and its respective successors and assigns, its parents, affiliates and subsidiaries, and their respective partners, managers, members, directors, shareholders, officers, employees, agents, representatives, contractors, and subcontractors, (but in each case excluding the Seller and the Seller Indemnified Persons) (collectively, the “Purchaser Indemnified Persons”) from and against any and all Losses arising from or relating to:

(a)the business and operations of Seller (to the extent related to the Terminal Assets) and the Terminal Assets, and the ownership and use of the Terminal Assets, in each case prior to the Closing, including Pre-Closing Environmental Liabilities;

(b)any inaccuracy or breach of a representation or warranty of Seller contained in this Agreement (including any Schedule) or any certificate delivered pursuant hereto;

(c)any breach of any covenant or agreement of the Seller contained in this Agreement;

(d)any Taxes for which the Seller is responsible under this Agreement; and

(e)Anti-Sandbagging: In no event shall a Purchaser Indemnified Person be entitled to indemnification under Section 8.2 if any Purchaser Indemnified Person had knowledge of the facts or circumstances giving rise to the claim for indemnification under Section 8.2 prior to the Closing.

EVEN IF SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF AN PURCHASER INDEMNIFIED PERSON, but excepting in each case Losses against which Purchaser would be required to indemnify a Seller Indemnified Person under Section 8.1.

8.3.    Indemnification Procedures. The Party making a claim under this Article 8 is referred to as the “Indemnified Person”, and the Party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”.

(a)Third Party Claims. If any Indemnified Person receives notice of the assertion or commencement of any Action made or brought by any person who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a “Third Party Claim”) against such Indemnified Person with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Person shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Person. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Person, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Person shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.3(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Person. The Indemnified Person shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Person, provided, that if in the reasonable opinion of counsel to the Indemnified Person, (A) there are legal defenses available to an Indemnified Person that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Person that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Person in each jurisdiction for which the Indemnified Person determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Person in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Person may, subject to Section 8.3(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 9.7) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed). If the Indemnified Person has assumed the defense pursuant to Section 8.3(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims. Any Action by an Indemnified Person on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Person becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Person shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Person shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Person shall be free to pursue such remedies as may be available to the Indemnified Person on the terms and subject to the provisions of this Agreement

(d)Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, the Indemnifying Party shall satisfy its obligations within 15 days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds.

8.4.    Survivability. The representations and warranties of the Parties contained in this Agreement shall survive the Closing until 15 months after the Closing Date (the “Survival Period”), except that (i) the representations, warranties and acknowledgements, as applicable, in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.6, Section 4.1, Section 4.2, Section 4.3, and Section 4.4 (collectively, the “Core Representations”) shall survive the Closing indefinitely, (ii) the representations and warranties in Section 3.8 shall survive the Closing until 36 months after the Closing Date and (iii) the representations and warranties in Section 3.9, shall survive the Closing until 30 days after the applicable statute of limitations closes the taxable year to which the subject Taxes relate. The covenants and agreements of the Parties in this Agreement shall survive until fully performed in accordance with their terms; provided, however, that Seller’s obligation to indemnify the Purchaser Indemnified Persons for Pre-Closing Environmental Liabilities shall terminate 36 months after the Closing Date. For purposes of clarification, the Parties acknowledge the fact that a representation or warranty surviving the Closing does not make it a continuing representation or warranty, and no Party shall have a duty after the Closing to advise another Party or its affiliates of any change in circumstances thereto.

8.5.	Limitations on Indemnity.

(a)EXCEPT FOR REMEDIES CONTAINED IN SECTION 6.2(D) AND CAUSES OF ACTION BASED UPON FRAUD (DEFINED BELOW) OR CRIMINAL ACTIVITY, FOLLOWING THE CLOSING, THIS ARTICLE 8 CONTAINS THE PARTIES’ EXCLUSIVE REMEDIES AGAINST EACH OTHER WITH RESPECT TO BREACHES OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS OF THE PARTIES IN THIS AGREEMENT OR ANY AFFIRMATIONS THEREOF CONTAINED IN A CERTIFICATE DELIVERED BY SUCH PARTY AT CLOSING. EXCEPT FOR THE REMEDIES CONTAINED IN SECTION 6.2(D), THIS ARTICLE 8 AND CAUSES OF ACTION BASED ON FRAUD OR CRIMINAL ACTIVITY, FROM AND AFTER THE CLOSING, THE SELLER (ON THE ONE HAND) AND PURCHASER (ON THE OTHER HAND) EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHERS AND THEIR AFFILIATES AND ALL SUCH PARTIES’ AND THEIR AFFILIATES’ OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS, AND OTHER REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF THIS AGREEMENT, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON. Nothing in this Section 8.5(a) shall limit any person’s right to seek and obtain any equitable relief to which any person shall be entitled or to seek any remedy on account of any Fraud or criminal activity on the part of a Party hereto in connection with the transactions contemplated by this Agreement. Each Indemnified Person shall use commercially reasonable efforts to mitigate any Losses for which it seeks indemnification hereunder.

(b)The indemnities in Section 8.1 and Section 8.2 shall terminate as of the last day of the applicable Survival Period, if any, of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such date.

(c)Except for indemnification related to the Core Representations or the representations and warranties in Section 4.5, Purchaser shall not have any liability for any indemnification under Section 8.1(b): (i) for individual claims that do not exceed $ 67,000 in Losses, and (ii) until and unless the aggregate amount of the liability for all Losses subject to indemnification under Section 8.1(b) exceeds $900,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible. Except for indemnification related to the Core Representations or the representations and warranties in Section 4.5, the aggregate amount of the liability for all Losses for which Purchaser shall be liable for any indemnification under Section 8.1(b) shall not exceed $9,000,000. In no event shall the aggregate liability of Purchaser under this Article 8 exceed $90,000,000.

(d)Except for indemnification related to the Core Representations or the representations and warranties in Section 3.11 and Section 3.12(b), Seller shall not have any liability for any indemnification under Section 8.2(b): (i) for individual claims that do not exceed $67,000 in Losses, (ii) until and unless the aggregate amount of the liability for all Losses subject to indemnification under Section 8.2(b) exceeds the Deductible, and then only to the extent such Losses exceed the Deductible. Except for indemnification related to the Core Representations or the representations and warranties in Section 3.12(b), the aggregate amount of the liability for all Losses for which Seller shall be liable for any indemnification under Section 8.2(b) shall not exceed $9,000,000. In no event shall the aggregate liability of Seller under this Article 8 exceed $90,000,000.

(e)In no event shall any Indemnifying Party be liable to any Indemnified Person for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, in each case (i) except with respect to claims or Losses arising out of or related to a Party’s Fraud or criminal activity, or (ii) except to the extent such damages are awarded to a Governmental Authority or third party.

(f)Payments by a Party pursuant to Section 8.1, 8.2, or 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any indemnity, contribution or other similar payment received by the Indemnified Person in respect of any such claim.

(g)In no event shall any Indemnified Person be entitled to recover any Losses under one Section or provision of this Agreement to the extent of the full amount of such Losses already recovered by such Indemnified Person under this Agreement or any other Transaction Document.

(h)Following the Closing, unless required by Governmental Authorities, no invasive inspection or sampling of soil or materials shall be performed by any Party without the prior written consent of the other Party, which may be withheld in its sole and absolute discretion. No Indemnifying Party shall have any liability hereunder to the extent that an Indemnified Person’s Losses are caused by a violation of the preceding sentence.

(i)In no event shall any Indemnifying Party be liable to any Indemnified Person for any Losses arising out of or related to Spill Containment Liabilities (whether under Sections 8.1(a), 8.1(b), 8.2(a) or 8.2(b), or otherwise), unless and to the extent such Spill Containment Liabilities arise out of a Third Party Claim by a Governmental Authority.

8.6.    Consent of the Conflicts Committee. Notwithstanding anything herein to the contrary, the Seller shall not, without Special Approval of the Blueknight Energy Partners, L.P.’s Conflicts Committee (as such capitalized terms are defined in Blueknight Energy Partners, L.P.’s partnership agreement), (i) pay, settle, defend or compromise any claim which is or may be subject to indemnification by either Party under this Article 8, or (ii) elect not to bring or pursue any claim which is or may be subject to indemnification by Purchaser under this Article 8, in each case to the extent such claim involves (or could reasonably be expected to involve) the payment or receipt of funds, or the incurrence of Losses, exceeding $1,000,000 by Seller, Blueknight Energy Partners, L.P., or the other Seller Indemnified Persons.

ARTICLE 9: MISCELLANEOUS

9.1.    Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when sent by facsimile or electronic mail transmission (with receipt confirmed), (c) one business day after having been dispatched by a nationally recognized overnight courier service or (d) five business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate Party at the address or facsimile number specified below:
If to Purchaser:
Ergon Asphalt & Emulsions, Inc.
P.O. Box 1639
Jackson, MS 39215-1639
Attention: J. Baxter Burns, II, President
Facsimile: (601) 933-3363 Email: Baxter.burns@ergon.com

with copies (which shall not constitute notice) to:

Watson Heidelberg PLLC
P.O. Box 23546
Jackson, MS 39225
Attention: J. Kevin Watson
Facsimile: (601) 932-4400

Email: kwatson@whjpllc.com
If to Seller:
c/o Blueknight Energy Partners, L.P.
Attn: Jeff Speer
6060 American Plaza, Suite 600
Tulsa, OK 74135
Phone No: (918) 237-4033
Facsimile: (918) 237-4000
Email: jspeer@bkep.com

with copy (which shall not constitute notice) to:

Joel W. Kanvik, General Counsel
6060 American Plaza, Suite 600
Tulsa, OK 74135
Phone No.: (918) 237-4030
Facsimile No: (918) 237-4139
Email: jkanvik@bkep.com

Any Party may change its address, electronic mail address or facsimile number for the purposes of this Section 9.1 by giving notice as provided in this Agreement.

9.2.	Governing Law; Waiver of Jury Trial; Submission to Jurisdiction.

(a)THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES IN CONNECTION HEREWITH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN TULSA, OKLAHOMA AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE HEARD AND DETERMINED IN SUCH COURTS. THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

9.3.    Counterparts. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, electronic (by .pdf) or faxed signature for each Party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original or faxed/electronic counterparts will collectively constitute a single agreement.

9.4.    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to reflect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.5.    Entire Agreement. This Agreement (collectively with the Non-Disclosure Agreement) is the final expression of, and contains the entire agreement between, the Parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the Party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.

9.6.    Cooperation. Each Party shall take such further action, and execute such additional documents as may be reasonably requested by the other Party in order to consummate the transactions contemplated by this Agreement and to ensure an orderly transition of the ownership and operation of the Terminal Assets to Purchaser at and after the Closing. As to any claims, litigations, arbitrations, governmental investigations, and Tax audits of any sort related to the Terminal Assets for periods prior to or following the Closing Date, the Parties shall reasonably cooperate with, and reasonably assist each other, on and after the Closing, in regard thereto, including but not limited to making any and all records (or copies thereof) that are related to, and employees that have knowledge of, such claims, litigation, arbitrations, government investigations, and Tax audits freely available for such time periods and purposes as either Party may reasonably request.

9.7.    RESERVED

9.8.    No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

9.9.    Expenses. Except as otherwise specifically provided in this Agreement, each Party will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

9.10.    Interpretation. In this Agreement, unless the context otherwise requires, references: (i) to the recitals, articles, sections, exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement; (ii) to any agreement (including this Agreement), contract, statute or other Law are to the agreement, contract, statute or other Law as amended, modified, supplemented or replaced from time to time, and to any section of any statute or other Law are to any successor to the section; (iii) to any Governmental Authority include any successor to that Governmental Authority; and (iv) to this Agreement are to this Agreement and the exhibits and Schedules to it, taken as a whole. The headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender include all genders. The terms “dollars” and “$” shall mean dollars of the United States of America.

9.11.    Assignment. No Party shall directly or indirectly assign all or any part of this Agreement, nor shall any Party directly or indirectly assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

9.12.    Amendment. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

9.13.    No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person other than the Parties to any claims, cause of action, remedy or right of any kind, except the rights expressly provided in Section 8.1 and Section 8.2 to the persons described therein.

9.14.    References to Affiliates. For purposes of this Agreement, all reference to the “affiliates” of the Partnership and/or Purchaser shall be deemed to (i) include the General Partner only in its capacity as the general partner of the Partnership, and (ii) specifically exclude the direct and indirect owners of the General Partner.

[Signature Page immediately to follow.]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the day and year first above written.

PURCHASER:

ERGON ASPHALT & EMULSION, INC.

/s/ J. Baxter Burns, II
J. Baxter Burns, II
President

[Ergon Signature Page to Asset Purchase Agreement]

SELLER:

BKEP TERMINALING, L.L.C.

/s/ Mark A. Hurley
Mark A. Hurley
Chief Executive Officer

BKEP MATERIALS, L.L.C.

/s/ Mark A. Hurley
Mark A. Hurley
Chief Executive Officer

BKEP ASPHALT, L.L.C.

/s/ Mark A. Hurley
Mark A. Hurley
Chief Executive Officer

[BKEP Signature Page to Asset Purchase Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT CERTAIN ASSET PURCHASE AGREEMENT, DATED AS OF June __, 2018, BY AND BETWEEN PURCHASER AND SELLER

DEFINITIONS

“Action” has the meaning set forth in Section 3.5.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bill of Sale and Assignment Agreement” has the meaning set forth in Section 2.2(a)(ii).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuing Employee” has the meaning given to it in Section 6.5(c).

“Core Representations” has the meaning set forth in Section 8.4.

“Deed” has the meaning set forth in Section 2.2(a)(i).

“Designated Employer” has the meaning given to it in Section 6.5(a).

“Direct Claim” has the meaning set forth in Section 8.3(c).

“End Date” has the meaning set forth in Section 7.4(b)(ii).

“Environmental Laws” means any applicable federal, tribal, state, local or foreign Law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, consent decree, settlement agreement, judgment or order issued by or entered into with a Governmental Authority pertaining or relating to: (a) pollution or pollution control, including, without limitation, storm water; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; or (c) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal, or release or threat of release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, Laws or ordinances, any regulation promulgated thereunder and any amendments

Appendix A-

thereto, and each in effect as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Fraud” or “fraud” means actual fraud, and does not include constructive fraud or negligent misrepresentation or omission.

“GAAP” means U.S. generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” means each substance designated and regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant,” “contaminant” or “toxic substance,” as those terms are defined under or otherwise regulated by or subject to Liability under any Environmental Law; including, without limitation, petroleum, petroleum byproducts, hydrocarbons, asbestos, asbestos-containing material, polychlorinated biphenyls, and radioactive materials (whether naturally occurring radioactive material or otherwise).

“Indemnified Person” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Knowledge of Seller,” “Seller’s Knowledge” or terms of similar effect mean the actual (and not constructive or implied) knowledge, following due investigation and inquiry, of Mark Hurley, Alex Stallings, Jeff Speer, Nathan Swearingen, Jake Neitsch, or Charles Firth.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, setoff, option, restriction, or encumbrance of any kind.

“Losses” has the meaning set forth in Section 8.1.

“Non-Disclosure Agreement” has the meaning set forth in Section 9.7.

“Non-Offer Severance Payment” has the meaning given to it in Section 6.5(e).

Appendix A-

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” has the meaning set forth in Section 3.12(a).

“Permitted Liens” means (A) Liens for Taxes that are not yet due and payable or are being contested in good faith and by appropriate procedures; (B) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable; (C) unrecorded rights of use, easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, and logging rights on, over or through the applicable asset, in each case that does not materially affect or impair the use or operation or the cost of operation of the asset to which they relate; (D) all encumbrances, exceptions, easements, defects, and other matters appearing in the final pro-forma Title Policy approved by the Seller and Purchaser; and (E) zoning, municipal planning, building codes or other applicable Laws regulating the use, development or occupancy of real property, including building and use restrictions and covenants, in each case which do not materially affect or impair the use or operation or the cost of the operation of the asset to which they relate.

“Personal Property” has the meaning set forth in Section 3.3.

“Pre-Closing Environmental Liabilities” means (i) any violation of or Liability under Environmental Laws by the Seller or their respective affiliates prior to the Closing or arising in connection with the ownership or operation of the Terminal Assets prior to the Closing, (ii) any Release of Hazardous Materials onto or from the Terminal Assets prior to the Closing or relating to or arising from any activities conducted on such properties or from operation of such assets prior to the Closing and (iii) any claim, action, inquiry, investigation, remediation, removal or restoration with respect to matters set forth in clauses (i) or (ii) of this sentence.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Indemnified Persons” has the meaning set forth in Section 8.2.

“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) Purchaser’s business, financial condition or assets, taken as a whole, or (b) the ability of Purchaser or the Partnership to consummate the transactions contemplated hereby; provided, however, that “Purchaser Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Purchaser operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Seller; (vi) changes in applicable Laws or accounting; (vii) the announcement of the transactions contemplated by this Agreement; or (viii) any failure by Purchaser to meet any internal or published projections, forecasts, or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except to the extent such effects in the case of clauses (i), (ii), (iii), (iv) and (vi) above materially and disproportionately affect Purchaser, as applicable, relative to other participants in

Appendix A-

the industry in which such person operates.

“Real Property” has the meaning set forth in Section 3.3.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing.

“Release Agreement” has the meaning given to it in Section 6.5(a).

“Seller” has the meaning set forth in the Preamble of this Agreement.

“Seller Indemnified Persons” has the meaning set forth in Section 8.1.

“Seller Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the Terminal Assets taken as a whole, (b) the ability of the Seller to consummate the transactions contemplated hereby; provided, however, that “Seller Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Terminal Assets are operated; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) changes in applicable Laws or accounting; (vii) the announcement of the transactions contemplated by this Agreement; or (viii) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), except to the extent such effects in the case of clauses (i), (ii), (iii), (iv), and (vi) above materially and disproportionately affect the Seller relative to other participants in the industry in which such person operates.

“Seller Plan” means a plan (within the meaning of Section 3(3) of ERISA) with respect to which the Seller or their respective affiliates may have any liability, in each case with respect to the Terminal Employees.

“Seller Responsibilities” means any Losses arising out of (A) the breach by the Seller or their affiliates of, or for which the Seller or their affiliates have any indemnification obligation under, (i) this Agreement, (ii) any other agreement executed in connection herewith or therewith.

“Severance Payment” has the meaning given to it in Section 6.5(a).

“Severance Period” has the meaning given to it in Section 6.5(a).

“Spill Containment Liabilities” means any Loss or Liability arising out of or related to noncompliance with any Law related to aboveground storage tank spill prevention, control and countermeasure requirements, whether characterized as SPCC plans or otherwise.

Appendix A-

“Survey” has the meaning set forth in Section 6.4.

“Survival Period” has the meaning set forth in Section 8.4.

“Tax” or “Taxes” means (a) all federal, state, local or foreign taxes, levies or similar assessments in the nature of a tax, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, fees, assessments and charges of any kind whatsoever, all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (a) and (c) all Liability for amounts described in clause (a) or (b) by reason of being a member of a consolidated, combined, affiliated or similar group for Tax purposes, by contract or as a successor or transferee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Terminal Assets” has the meaning set forth in the Preamble of this Agreement.

“Terminal Employees” has the meaning set forth in Section 3.1(a).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Title Commitment” has the meaning set forth in Section 6.7.

“Title Company” has the meaning set forth in Section 6.7.

“Title Policy” has the meaning set forth in Section 6.7.

“Transaction Agreements” has the meaning set forth in Section 7.1(b).

“Wages” has the meaning given to it in Section 6.5(a).

“Willful Breach” means a breach that is a consequence of an act or a failure to take such act by the breaching Party with the knowledge that the taking of such act (or the failure to take such act) would cause a breach of this Agreement.

Appendix A-

EXHIBIT A

[RESERVED]

Exhibit A

EXHIBIT B

When recorded, mail to Watson Heidelberg, PLLC, P. O. Box 23546, Jackson, MS 39225.3546 Attention: J. Kevin Watson

Space above this line for Recorder’s Use

SPECIAL WARRANTY DEED

For the consideration of Ten Dollars ($10.00) and other good and valuable considerations, BKEP Terminalling, L.L.C., a Texas limited liability company (together, “Grantor”), hereby convey to Ergon Asphalt & Emulsion, Inc. (“Grantee”), having an address of 2829 Lakeland Drive, Suite 2000, Flowood, MS 39232, the following described real property:

See legal description set forth in Exhibit A attached and incorporated by this reference (the “Land”),

together with all buildings, structures and other improvements thereon (the “Improvements”) and all of Grantor’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Grantor’s right, title and interest in and to the adjacent streets, alleys and rights-of-way and any easement rights, air rights, subsurface rights, development rights, wastewater capacities and credit reservations, and water rights(the foregoing being hereinafter collectively referred to as the “Property”).

This conveyance is made SUBJECT TO current real property taxes and all unpaid non- delinquent general and special taxes, bonds and assessments; all documents and other matters of public record that are applicable to the Property as of the date hereof, but only to the extent the same remain in effect and are valid and enforceable; all zoning ordinances and regulations and any other laws, ordinances or governmental regulations now or hereinafter applicable to and enforceable against the Property; and all matters visible on the ground or that would be shown on a current survey of the Property (the foregoing collectively, the “Permitted Exceptions”).

GRANTOR HAS EXECUTED THIS SPECIAL WARRANTY DEED AND GRANTED, SOLD, AND CONVEYED THE PROPERTY, AND GRANTEE HAS ACCEPTED THE SAME AND ACQUIRED THE PROPERTY, AS, IS, WHERE IS, WITH ALL FAULTS, AT GRANTEE’S OWN RISK, AND, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH BELOW AND AS OTHERWISE EXPRESSLY STATED IN THAT CERTAIN ASSET PURCHASE AGREEMENT DATED _____, 2018 TO WHICH GRANTOR AND GRANTEE, AND/OR THEIR AFFILIATES, ARE PARTIES (THE “ASSET PURCHASE AGREEMENT”), WITHOUT REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF THE GRANTOR AND GRANTEE TO EXPRESSLY NEGATE AND EXCLUDE ALL WARRANTIES

(EXCEPT THE SPECIAL WARRANTY OF TITLE AND ANY REPRESENTATIONS AND WARRANTIES IN THE ASSET PURCHASE AGREEMENT), INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR HABITABILITY. BY ACCEPTANCE OF THIS DEED, GRANTEE ACKNOWLEDGES THAT GRANTOR HAS MADE NO REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE EXPRESSLY SET FORTH HEREIN AND AS OTHERWISE EXPRESSLY STATED IN THE ASSET PURCHASE AGREEMENT, IN RESPECT TO THE CONDITION OF THE PROPERTY OR THE USE WHICH MAY BE MADE THEREOF, INCLUDING WITHOUT LIMITATION, (A) THE PHYSICAL CONDITION OF THE PROPERTY, (B) THE SOIL CONDITIONS EXISTING AT THE PROPERTY FOR ANY PARTICULAR PURPOSE OR DEVELOPMENT POTENTIAL, (C) THE NATURE OR QUALITY OF THE CONSTRUCTION, STRUCTURAL DESIGN, AND/OR ENGINEERING OF THE IMPROVEMENTS, (D) THE QUALITY OF LABOR AND MATERIALS INCLUDED IN THE IMPROVEMENTS, (E) THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCE OR MATERIAL INCLUDED IN THE IMPROVEMENTS OR THE PROPERTY, AND (F) COMPLIANCE OF THE IMPROVEMENTS OR PROPERTY WITH APPLICABLE LAWS, REGULATIONS, OR OTHER GOVERNMENTAL REQUIREMENTS, INCLUDING ANY PERTAINING TO HEALTH OR THE ENVIRONMENT, AND BY ACCEPTANCE OF THIS SPECIAL WARRANTY DEED, GRANTEE AFFIRMS THAT THE CONVEYANCE OF THE PROPERTY IS WITHOUT REPRESENTATION OR WARRANTY, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE EXPRESSLY SET FORTH HEREIN AND AS OTHERWISE EXPRESSLY STATED IN THE ASSET PURCHASE AGREEMENT.

TO HAVE AND TO HOLD the Property aforesaid unto said Grantee and its successors and assigns forever; and that Grantor will warrant and defend the title to the said Property unto said Grantee and its successors and assigns forever, subject to the Permitted Exceptions, against the lawful claims and demands of all claiming by, through and under Grantor but not otherwise.

[Signature page follows.]

2

Dated this____day of______, 2017.

GRANTOR:

BKEP TERMINALING, L.L.C.

By:
Name:
Title:

STATE OF	)
) ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this______day of______,
2018 by______, ________________________________of BKEP Terminalling, L. L. C., a Texas limited liability company, on behalf of said company. (Notarial Seal)

Notary Public

My commission expires:

[Signature Page to Special Warranty Deed]

EXHIBIT C

FORM OF GENERAL ASSIGNMENT, BILL
OF SALE, CONVEYANCE, AND
ASSUMPTION AGREEMENT

This GENERAL ASSIGNMENT, BILL OF SALE, CONVEYANCE, AND ASSUMPTION AGREEMENT (this “Agreement”), is executed effective as of the Closing Date, by and between among Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Purchaser”), and BKEP Terminaling, L. L. C., a Texas limited Liability company “(“Seller”), pursuant to the Asset Purchase Agreement (the “Asset Purchase Agreement”), dated June ____, 2018, between the Parties. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement

SELLER COVENANTS AND AGREES AS FOLLOWS:

1.For and in consideration of the delivery by Purchaser of the Terminal Consideration, and pursuant to and in accordance with the terms of the Asset Purchase Agreement, Seller hereby irrevocably SELLS, CONVEYS, ASSIGNS, TRANSFERS, and DELIVERS to Purchaser and its successors and assigns, as provided in the Asset Purchase Agreement, all of Seller’s right, title, and interest as of the Closing Date in, to and under the Personal Property, TO HAVE AND TO HOLD, the Personal Property free and clear of any Liens (other than Permitted Liens) unto Purchaser, and its successors and assigns, forever.

2.From time to time on and after the date hereof, as and when requested by any party hereto, each other party will, except as otherwise expressly provided in the Asset Purchase Agreement, execute, deliver and, if required, record, or cause to be executed, delivered and, if required, recorded, such further instruments of conveyance, transfer and assumption and take such additional action as such party may reasonably request to consummate the transactions contemplated by the Asset Purchase Agreement and this Agreement.

3.Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including the warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies or any of the obligations (including for indemnification) of Seller, or Purchaser set forth in the Asset Purchase Agreement. This Agreement is intended only to effect the sale, conveyance, assignment and transfer to Purchaser of Seller’s right, title and interest in the Personal Property free and clear of any Liens (other than Permitted Liens) pursuant to the Asset Purchase Agreement and shall be governed entirely in accordance with the terms and conditions of the Asset Purchase Agreement. To the extent that any provision of this Agreement conflicts or is inconsistent with the terms of the Asset Purchase Agreement, the provisions of the Asset Purchase Agreement shall govern.

4.Subject to Section 9.11 of the Asset Purchase Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.

5.This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Oklahoma, without reference to rules relating to conflicts of law, except where local law mandatorily applies.

6.All controversies or disputes arising out of and related to this Agreement shall be resolved in accordance with the procedures set forth in the Asset Purchase Agreement.

7.This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party. An executed counterpart signature page to this Agreement delivered by facsimile or other means of electronic transmission shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this General Assignment, Bill of Sale, Conveyance and Assumption Agreement to be duly executed and delivered as of the date first set forth above.

ERGON ASPHALT & EMULSIONS,
INC.

By:_

Name:
Title:

BKEP TERMINALLING, L.L.C.

By:_

Name:
Title:

[Signature Page to General Assignment, Bill of Sale, Conveyance and Assumption
Agreement]

EXHIBIT D

AMENDED AND RESTATED OMNIBUS AGREEMENT

This Amended and Restated Omnibus Agreement (“Agreement”) is entered into on, and effective as of, July 2, 2018, among Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Ergon”), Blueknight Energy Partners G.P., L.L.C., a Delaware limited partnership (the “General Partner”), Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), BKEP Terminalling, L.L.C., a Texas limited liability company (“Holdings”), BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt”), and BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”). The General Partner, the Partnership, Holdings, BKEP Asphalt, and BKEP Materials may be referred to collectively as “BKEP.”

RECITALS

The Parties desire by their execution of this restated Agreement to amend and supersede the original Omnibus Agreement dated October 5, 2016 (“Original Agreement”), and to evidence their understanding, as more fully set forth in Article 2, with respect to Ergon’s and BKEP’s respective rights of first refusal with respect to the ROFR Assets (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Definitions

1.1    Definitions. As used in this Agreement (including the Recitals, which are incorporated herein for all purposes) the following terms shall have the meanings set forth below:

“Affiliate” is defined in the Partnership Agreement.
“Agreement” is defined in the introductory paragraph to this Agreement.
“BKEP Asphalt” is defined in the introductory paragraph to this Agreement.
“BKEP Materials” is defined in the introductory paragraph to this Agreement.

“Business Day” means each calendar day other than a Saturday, Sunday or a day that is an official holiday in the State of Oklahoma.

“Closing Date” is defined in the Contribution Agreement.

“Contribution Agreement” means the Contribution Agreement dated as of July 19, 2016, by and among BKEP Terminal Holding, L.L.C., Ergon, Ergon Terminaling, Inc., Ergon Asphalt Holdings, LLC and the Partnership.

“Ergon” is defined in the introductory paragraph to this Agreement.

“General Partner” is defined in the introductory paragraph to this Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States, Native American Indian Tribe, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“GP Change of Control” means any of the following events: (i) Ergon and Affiliates cease to be the direct or indirect beneficial owner of 50% or more of the combined voting power of the equity interests in the general partner of the Partnership; or (ii) the sale or other disposition by the General Partner of all or substantially all of the assets of the General Partner in one or more transactions to any person other than Ergon and its Affiliates.
“Group Member” is defined in the Partnership Agreement.
“Holdings” is defined in the introductory paragraph to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Limited Partner” is defined in the Partnership Agreement.

“Original Agreement” is defined in the Recitals.

“Partnership” is defined in the introductory paragraph to this Agreement.

“Partnership Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011, as the same may be amended from time to time.

“Partnership Group” is defined in the Partnership Agreement.

“Party” means a signatory to this Agreement, and “Parties” means all of the signatories to this Agreement.

“Permitted Transferee” an Affiliate of any Group Member to whom any ROFR Asset is Transferred and who agrees in writing that such ROFR Asset remains subject to the provisions of Section 2.2 and assumes the obligations under Section 2.2 with respect to such ROFR Asset.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“ROFR Assets” means the assets described on Exhibit A attached hereto.

“ROFR Asset Owner” means BKEP Asphalt, BKEP Materials, Holdings, or Ergon, as applicable, and each Permitted Transferee of a ROFR Asset.

“ROFR Period” means the period commencing on the date of this Agreement and terminating on December 31, 2018.

“ROFR Right” is defined in Section 2.2.

“ROFR Right Owner” means, with respect to a specific ROFR Asset, the Person identified as such on Exhibit B.

“Term ROFR Exercise Notice” is defined in Section 2.2(a).

“Term ROFR Notice” is defined in Section 2.2(a).

“Term ROFR Period” is defined in Section 2.2(a).

“Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.

1.2    Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b)The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c)A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d)The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection and schedule references are to this Agreement unless otherwise specified.

(e)The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f)The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g)The words “shall” and “will” have equal force and effect.

(h)The schedule identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

ARTICLE 2
Right of First Refusal

2.1    Reserved.

2.2    Right of First Refusal to Purchase Certain ROFR Assets. If any ROFR Asset Owner proposes or intends to sell any ROFR Asset to a third party (other than a Permitted Transferee) then the ROFR Right Owner shall have the right to purchase the ROFR Assets (the "ROFR Right") on the following terms and conditions:

(a)    If any ROFR Asset Owner executes a contract or letter of intent to sell the ROFR Assets to such third party such ROFR Asset Owner shall provide the ROFR Right Owner with written notice setting forth the ROFR Assets, the proposed sale price and other material terms and conditions upon which such ROFR Asset Owner intends to sell the ROFR Assets to a third party (the "Term ROFR Notice"). Within 30 days after it receives the Term ROFR Notice (the "Term ROFR Period"), the ROFR Right Owner may deliver written notice (the "Term ROFR Exercise Notice") to such ROFR Asset Owner that the ROFR Right Owner is exercising its ROFR Right and will purchase the ROFR Assets for the price and upon the terms and conditions contained in the Term ROFR Notice. If the ROFR Right Owner does not deliver the Term ROFR Exercise Notice to such ROFR Asset Owner during the Term ROFR Period, then such ROFR Asset Owner shall thereafter be free to sell the ROFR Assets to such third party substantially on the terms and conditions contained in the Term ROFR Notice or pursuant to higher or more favorable terms and conditions.

(b)    Notwithstanding anything to the contrary contained herein, the ROFR Right shall not apply to any mortgage of the ROFR Asset or any portion thereof to secure the repayment of borrowings by the ROFR Asset Owner or any of its Affiliates. A foreclosure sale by such lender shall not be a sale to which the ROFR Right shall be applicable, and upon any such foreclosure sale the ROFR Right shall terminate automatically and be of no further force or effect notwithstanding the existence of, or any term contained in, any non-disturbance agreement from such ROFR Asset Owner’s lenders. In clarification of the foregoing, after any such foreclosure sale, the ROFR Right shall never apply. In the event of a foreclosure sale, to the extent that such ROFR Asset Owner receives notice thereof, such ROFR Asset Owner shall provide Ergon notice of such sale, including the date, time and place of sale, if known by such ROFR Asset Owner; such notice to be provided by such ROFR Asset Owner within five Business Days following such ROFR Asset Owner ‘s receipt of such information, if any. As used herein, "foreclosure sale" shall include a conveyance in lieu of foreclosure. It is the intention of the Parties that the ROFR Right be subordinate to any mortgage presently encumbering the ROFR Assets.

(c)    Notwithstanding anything to the contrary contained herein, the ROFR Right with respect to the facilities located at Fontana, CA and Las Vegas, NV shall expire and be of no further effect as of the expiration of the ROFR Period.

ARTICLE 3
Miscellaneous

3.1	Choice of Law; Venue.

(a)    This Agreement shall be subject to and governed by the laws of the State of Oklahoma, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(b)    The Parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement shall be settled exclusively in Tulsa, Oklahoma.

3.2    Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile or email to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile or email shall be effective upon transmission (return receipt requested) if sent during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after transmission if not sent during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.2.

If to Ergon:
Ergon Asphalt & Emulsions, Inc.
P.O. Box 1639,
Jackson, MS 39215-1639
Attention: J. Baxter Burns, President
Facsimile: (601) 933-3363
Email: baxter.burns@ergon.com
If to any Group Member:

Blueknight Energy Partners, L.P. Attn: Jeff Speer
6060 American Plaza, Suite 600
Tulsa, OK 74135
Phone No: (918) 237-4033
Facsimile: (918) 237-4000
Email: jspeer@bkep.com

3.3    Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements including but not limited to the Original Agreement, whether oral or written, relating to the matters contained herein.

3.4    Termination of Agreement. This Agreement, other than the provisions set forth in Article 3 hereof, may be terminated (a) by the written agreement of all of the Parties or (b) by Ergon or the Partnership immediately upon a GP Change of Control by written notice given to the other Parties to this Agreement; provided that the ROFR Rights as set forth in Article 2 shall survive the termination of this Agreement as provided in this Section 3.4 unless and until terminated by the mutual written agreement of the Parties.

3.5    Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

3.6    Assignment. No Party shall have the right to assign (whether directly or indirectly, by operation or law or otherwise) its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

3.7    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.

3.8    Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

3.9    Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

3.10    Rights of Limited Partners and Third parties. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner, other interest holder of the Partnership or other third party shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement on, and effective as of, the date first written above.

ERGON ASPHALT & EMULSIONS, INC.

By:
J. Baxter Burns
President

BLUEKNIGHT ENERGY PARTNERS G.P., L.L.C.

By:
Name:
Title:

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:
Name:
Title:

BKEP TERMINALLING, L.L.C.

By:
Name:
Title:

BKEP ASPHALT, L.L.C.

By:
Name:
Title:

BKEP MATERIALS, L.L.C.

By:
Name:
Title:

EXHIBIT A

ROFR Assets

Set forth below is a list of each ROFR Asset and the corresponding ROFR Asset Owner.

ROFR Asset	ROFR Asset Owner
Wolcott, KS Asphalt Terminal	BKEP Terminalling, L.L.C.
Ennis, TX Asphalt Terminal	BKEP Terminalling, L.L.C.
Chandler, AZ Asphalt/Emulsion Terminal	BKEP Terminalling, L.L.C.
Mt. Pleasant, TX Emulsion Terminal	BKEP Terminalling, L.L.C.
Pleasanton, TX Emulsion Terminal	BKEP Terminalling, L.L.C.
Birmingport, AL Asphalt/Polymer/Emulsion Terminal	BKEP Terminalling, L.L.C.
Memphis, TN Asphalt/Polymer/Emulsion Terminal	Ergon Asphalt & Emulsions, Inc.
Nashville, TN Asphalt/Polymer Terminal	BKEP Terminalling, L.L.C.
Yellow Creek, MS Asphalt Terminal	BKEP Terminalling, L.L.C.
Fontana, CA Asphalt/Emulsion Terminal	BKEP Materials, L.L.C.
Las Vegas, NV Asphalt/Emulsion/Polymer Terminal	BKEP Materials, L.L.C. and BKEP Asphalt, L.L.C.
Saginaw, TX Asphalt Terminal	Ergon Asphalt & Emulsions, Inc.
Lubbock, TX Asphalt Terminal	Ergon Asphalt & Emulsions, Inc.

EXHIBIT B

ROFR Right Owner

Set forth below is a list of each ROFR Asset and the corresponding ROFR Asset Owner.

ROFR Asset	ROFR Right Owner
Fontana, CA Asphalt/Emulsion Terminal	Ergon Asphalt & Emulsions, Inc.
Ennis, TX Asphalt Terminal	BKEP Terminalling, L.L.C.
Las Vegas, NV Asphalt/Emulsion/Polymer Terminal	Ergon Asphalt & Emulsions, Inc.
Mt. Pleasant, TX Emulsion Terminal	BKEP Terminalling, L.L.C.
Wolcott, KS Asphalt Terminal	Ergon Asphalt & Emulsions, Inc.
Birmingport, AL Asphalt/Polymer/Emulsion Terminal	BKEP Terminalling, L.L.C.
Ennis, TX Asphalt Terminal	Ergon Asphalt & Emulsions, Inc.
Nashville, TN Asphalt/Polymer Terminal	BKEP Terminalling, L.L.C.
Chandler, AZ Asphalt/Emulsion Terminal	Ergon Asphalt & Emulsions, Inc.
Fontana, CA Asphalt/Emulsion Terminal	BKEP Materials, L.L.C.
Mt. Pleasant, TX Emulsion Terminal	Ergon Asphalt & Emulsions, Inc.
Saginaw, TX Asphalt Terminal	Ergon Asphalt & Emulsions, Inc.
Pleasanton, TX Emulsion Terminal	Ergon Asphalt & Emulsions, Inc.
Birmingport, AL Asphalt/Polymer/Emulsion Terminal	Ergon Asphalt & Emulsions, Inc.
Nashville, TN Asphalt/Polymer Terminal	Ergon Asphalt & Emulsions, Inc.
Yellow Creek, MS Asphalt Terminal	Ergon Asphalt & Emulsions, Inc.
Memphis, TN Asphalt/Polymer/Emulsion Terminal	BKEP Materials, L.L.C. & BKEP Asphalt, L.L.C.
Saginaw, TX Asphalt Terminal	BKEP Materials, L.L.C. & BKEP Asphalt, L.L.C.
Lubbock, TX Asphalt Terminal	BKEP Materials, L.L.C. & BKEP Asphalt, L.L.C.

EXHIBIT E

FIRST AMENDMENT to the
STORAGE, THROUGHPUT AND HANDLING AGREEMENT

This First Amendment to Storage, Throughput and Handling Agreement (“Amendment”) is made and effective as of ___________, 2018 and is by and between BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials”), BKEP Terminalling, L.L.C., a Texas limited liability company (“BKEP Terminalling”), BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt” and together with BKEP Materials and BKEP Terminalling, “Owner”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Customer”). Customer and Owner are sometimes referred to herein collectively as “Parties.” Any term not defined in this Amendment shall have the meaning ascribed to it in the Agreement.

RECITALS

WHEREAS, Customer and Owner entered into that certain Storage, Throughput and Handling Agreement dated as of October 5, 2016 (“Agreement”) wherein Owner agreed to provide certain services to Customer and Customer received such services on the terms and conditions set forth in the Agreement;

WHEREAS, on the effective date of this Amendment, Owner will sell, and Customer will acquire, the terminal located in Memphis, Tennessee (the “Terminal”) that is included within the purview of the Agreement

WHEREAS, the Parties now desire to amend the Agreement to remove the Terminal from the purview of the Agreement, as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment and in the Agreement, the Parties agree as follows:

1.	Section 11.2 of the Agreement is deleted in its entirety and replaced with the following:

“11.2 Notwithstanding anything to the contrary in this Section 11, if the cumulative amount of Extraordinary Maintenance and Repair Costs through the end of any calendar year (“EMR Costs”) exceeds the product of $*** and (a) the number of full years from the Commencement Date through the end of such calendar year plus (b) for any partial calendar year during the Term, a fraction with a numerator equal to the number of days of the Term during such partial calendar year and a denominator of 360 (“EMR Estimate”), Customer shall pay to Owner, as an additional storage and terminalling services fee (“Excess EMR Fee”), an amount equal to the greater of (i) the amount by which the EMR Costs exceed the EMR Estimate, minus all prior Excess EMR Fees previously paid under this Section 11.2, or (ii) zero. If the EMR Costs are less than the EMR Estimate, Owner shall refund to Customer the lesser of (i) the amount by which the EMR Estimate exceeds EMR Costs or (ii) the amount of prior Excess EMR Fees previously paid by Customer under this Section 11.2 (but, for the avoidance of doubt, in no case shall the cumulative amounts payable by Owner to Customer under this sentence exceed the cumulative amount of Excess EMR Fees paid by Customer to Owner).

“For example, if the Commencement Date is July 1, 2016, and the EMR Costs through the end of calendar year 2018 were $***, and Excess EMR Fees of $*** were previously paid under this Section 11.2, then the Excess EMR Fee for 2018 would be $*** (i.e., $***- ($*** x 2.5 years) -

$***). If the Commencement Date is July 1, 2016, the EMR Costs through the end of calendar year 2018 were $***, and Excess EMR Fees of $*** were previously paid under this Section 11.2, then, for 2018, Owner would refund $*** of the Excess EMR Fees previously paid by Customer (i.e., lesser of (x) ($*** x 2.5 years) - $*** or (y) $***).”

2.	Section 3(a) of Attachment A shall be amended to remove the column titled “Memphis, TN Terminal” and to revise the Total column as follows:

	Nashville, TN	Birmingport, AL	Yellow Creek, MS	Pleasanton, TX	Mount Pleasant, TX	Ennis, TX	Chandler, AZ	Wolcott, KS	Total
Storage Fee	$***	$***	$***	$***	$***	$***	$***	$***	$***
Minimum Capacity Commitment	***	***	***	***	***	***	***	***	***
Per Barrel Storage Fee	$***	$***	$***	$***	$***	$***	$***	$***	$***

3.	Section 7 of Attachment A shall be amended to remove any reference to Memphis, TN from the definition of “Facilities.”

4.	Attachment B shall be amended to remove the Memphis, TN facility and all products listed thereunder.

5.	Attachment D shall be amended to remove the Memphis, TN facility and all tanks listed thereunder.

6.	All other terms and conditions of the Agreement not modified, changed, or amended by this Amendment are hereby ratified and shall remain in full force and effect as set forth in the Agreement.

[Signatures on next page.]

IN WITNESS WHEREOF, the Parties have executed this Amendment as evidenced by the signatures of their respective duly authorized officers below.

BKEP TERMINALLING, L.L.C.	BKEP MATERIALS, L.L.C.

By:	By:
Name:	Name:
Title:	Title:

BKEP ASPHALT, L.L.C.	ERGON ASPHALT & EMULSIONS,
INC.

By:	By:
Name:	Name:
Title:	Title: